UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51737	43-2069359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

10375 Park Meadows Dr., Suite 375
Lone Tree, Colorado	80124
(Address of Principal Executive Offices)	(Zip Code)
(303) 216-9500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definite Agreement
On December 29, Global Employment Holdings, Inc., referred to herein as Global, entered into an asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC. Under the agreement, Global will purchase substantially all of the property, assets and business of the other parties to the agreement for an aggregate purchase price of approximately $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 and a potential additional payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met. Global expects to fund the purchase through bank financing.
Global expects to complete the transaction contemplated by the asset purchase agreement as early as practicable upon the satisfaction of the conditions to closing set forth in the agreement, but in no event later than February 28, 2007.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 2, 2007, Robert Larkin retired from his full-time position as president of our professional employer organization, referred to herein as PEO, services segment. Mr. Larkin will continue to serve Global in a part-time management capacity for the foreseeable future.
Effective January 2, 2007, Terry Koch, age 52, was appointed to the position of president of our PEO services segment. Mr. Koch will be working through our subsidiary Southeastern Staffing, Inc. In that position, he is responsible for Southeastern Staffing’s overall operating management and growth initiatives. Mr. Koch joined Southeastern Staffing in 2001 as its chief financial officer and chief operating officer. In those roles, he was directly responsible for oversight management of all accounting, finance, credit and payroll operations as well as benefit administration and IT functions. Mr. Koch has over 16 years of experience in the PEO industry. Between 1991 and 2001, he held positions with TeamStaff, Inc. a PEO, first as the chief financial and chief operating officer and then, following a sale of TeamStaff, as the vice president of administration. Prior to joining the PEO services industry, Mr. Koch held several management and financial positions in other industries. He was the vice president of finance for Skyway Corporation, Inc., a multi-state general contracting and commercial roofing company, between 1988 and 1991. Before that, he was the controller of Federal Construction Company, Inc., a construction management and general contracting company, which position he started in 1986. Between 1984 and 1986, Mr. Koch was a business manager of Westinghouse Broadcasting and Cable, Inc. He started his career in 1982 as an audit senior with Arthur Young and Company, now named Ernst & Young. Mr. Koch received a B.S. degree in business administration from East Tennessee State University and also holds a B.A. degree in accounting from the University of South Florida. He is a certified public accountant licensed in the state of Florida.
On September 28, 2006, Mr. Koch purchased $34,500 principal amount of our senior convertible notes plus all accrued interest for $30,015, together with warrants to purchase 552 shares of our common stock.
Mr. Koch’s employment agreement provides for an annual base salary of $180,000 and an annual bonus tied to his meeting certain performance criteria established by our compensation committee. Mr. Koch’s employment agreement provides that if his employment is terminated without cause or if he terminates his employment for good reason, including a change in control of the company that results in the termination of his employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments in the amount of his annual base salary, payable in accordance with Global’s regular payroll practice. Mr. Koch will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if his termination resulted from a sale of the company, following termination. Mr. Koch’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization with our wholly-owned subsidiary Global Employment Solutions, Inc. on March 31, 2006, contain customary non-disclosure, non-solicitation and non-competition provisions.

Item 9.01. Exhibits

Exhibit #	Description	Reference
10.1	Asset Purchase Agreement, dated as of December 29, 2006, between	Filed herewith.
Global Employment Holdings, Inc., Career Blazers Personnel Services,
Inc., Career Blazers Contingency Professionals, Inc., Career Blazers
Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC
10.2	Amended and Restated Employment Agreement, dated as of January 2,	Filed herewith.
2007, between Global Employment Solutions, Inc. and Terry Koch
99.1	Press release	Filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EMPLOYMENT HOLDINGS, INC.
Date: January 5, 2007	By:	/s/ Dan Hollenbach
Dan Hollenbach
Chief Financial Officer

Exhibit Index

Exhibit #	Description	Reference
10.1	Asset Purchase Agreement, dated as of December 29, 2006, between	Filed herewith.
Global Employment Holdings, Inc., Career Blazers Personnel Services,
Inc., Career Blazers Contingency Professionals, Inc., Career Blazers
Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC
10.2	Amended and Restated Employment Agreement, dated as of January 2,	Filed herewith.
2007, between Global Employment Solutions, Inc. and Terry Koch
99.1	Press release	Filed herewith.